EXHIBIT 99.1

Resolution Performance Products LLC
1600 Smith Street, 24th Floor
Houston, TX 77002
P.O. Box 4500
Houston, TX 77210-4500
Tel 832.366.2300
Fax 832-366-2584
www.resins.com

For Immediate Release	Contact:	David Graziosi
Chief Financial Officer
832-366-2508

Resolution Performance Products LLC Announces Second Quarter 2004 Results:
EBITDA Exceeds Analysts Expectations Driven By Volumes.

HOUSTON, August 2, 2004. Resolution Performance Products LLC, the world’s leading manufacturer and developer of epoxy resins, today reported its financial results for the second quarter of 2004. The second quarter results include total revenues of $240 million, operating income of $4 million and EBITDA of $16 million. Total revenues increased $41 million, operating income increased $3 million, and EBITDA increased $2 million as compared to the second quarter of 2003. Compared to first quarter 2004 results, total revenues increased $17 million, operating income decreased $2 million, and EBITDA decreased $2 million.

“Strong volumes and some improvement in product pricing offset a portion of the rapidly rising raw material costs that we experienced during the second quarter. We were encouraged by the positive trends seen as the second quarter progressed which resulted in EBITDA above the most recent analyst expectations. Nevertheless, our EBITDA is below the level of the first quarter of 2004 and our margins are not at a sustainable level,” said Marvin O. Schlanger, Chairman and Chief Executive Officer. “With the continuing escalation of raw materials to record levels — particularly Benzene and Phenol, and with most of our plants operating at or near capacity, we are implementing additional price increases in the third quarter to improve margins,” Schlanger added.

Resolution Performance Products will be hosting an investor conference call on August 4, 2004 at 3:30 p.m. eastern time. The public is cordially invited to listen and participate by dialing the following toll-free number: 1-888-214-0355. If you are unable to listen to the call at that time, a replay will be available two hours after the conference call has ended, from 7 a.m. to 9 p.m. Monday through Friday and Saturday from 8 a.m. to 4 p.m. central standard time until August 11, 2004 by dialing 1-888-214-0355 and asking the operator for the Resolution Performance Playback.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC
Consolidated Statements of Income
(in millions of U.S. dollars)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue	$240	$199	$462	$397
Other revenues	—	—	1	—

Total	240	199	463	397
Costs and expenses:
Purchase and other variable costs	174	144	330	282
Operating expenses	30	26	61	54
Selling, general and administrative	16	12	29	26
Depreciation and amortization	12	12	24	23
Research and development	4	4	9	8

Total	236	198	453	393

Operating income	4	1	10	4
Income from equity investment	—	1	—	1
Interest expense, net	19	23	39	39

Loss before taxes	(15)	(21)	(29)	(34)
Income tax expense (benefit)	3	(7)	4	(12)

Net loss	$(18)	$(14)	$(33)	$(22)

EBITDA (1)	$16	$14	$34	$28

(1) EBITDA represents loss before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net loss, as determined under United States generally accepted accounting principles and EBITDA (in millions of U.S. dollars):

	Three months		Six months
	ended June 30,		ended June 30,
	2004	2003	2004	2003
Net loss	$(18)	$(14)	$(33)	$(22)
Income tax expense (benefit)	3	(7)	4	(12)
Interest expense, net	19	23	39	39
Depreciation and amortization	12	12	24	23

EBITDA	$16	$14	$34	$28